Special Shareholder Meeting Results
A special meeting of the funds shareholders was held on March 15, 2001. At that meeting, the funds shareholders approved a change in the funds investment restriction governing investments in real estate. The following votes were cast regarding this matter:

Shares	Shares				Broker
Voted "For"	Voted "Against"	Abstentions	Non Votes
8,501,345	 604,086		  183,033      ---


Annual Meeting Results
An annual meeting of the funds shareholders was held on August 3, 2000. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds shareholders elected to decrease the size of its Board of Directors to eight directors.
The following votes were cast regarding this matter:

Shares	Shares				Broker
Voted "For"	Voted "Against"	Abstentions	Non Votes
14,807,717		83,546	205,933		-

(2) The funds shareholders elected the following directors:

		Shares		Shares Withholding
		Voted "For"		Authority to Vote
Robert J. Dayton		14,899,426	     	197,770
Roger A. Gibson		14,894,760	     	202,436
Andrew M. Hunter III	14,899,760	     	197,436
Leonard W. Kedrowski	14,901,858	     	195,338
John M. Murphy, Jr.	14,901,926	     	195,270
Robert L. Spies		14,853,490	     	243,706
Joseph D. Strauss		14,896,426	     	200,770
Virginia L. Stringer	14,898,872	     	198,324


(3) The funds shareholders ratified the selection by the funds Board of Directors of Ernst & Young as the independent public accountants for the fund for the fiscal year ending November 30, 2000. The following votes were cast regarding this matter:

Shares	Shares				Broker
Voted "For"	Voted "Against"	Abstentions	Non Votes
14,853,410	58,484		  185,301	-

(4) The funds shareholders voted on a proposal to change the funds investment restriction governing investments in real estate. This proposal did not receive the required majority of votes required for approval. The following votes were cast regarding this matter:

Shares	Shares				Broker
Voted "For"	Voted "Against"	Abstentions	Non Votes
5,013,462	 4,503,707		  298,654	    -